Exhibit 99.1
Penson Worldwide, Inc. Reports Unsecured Balance Related to Trading Activities of a Canadian Correspondent Firm;
Penson Worldwide Remains Well-Capitalized with No Impact to Other Correspondents or their Customers
DALLAS, TX, October 31, 2008 — Penson Worldwide, Inc. (NASDAQ: PNSN) reported today that its subsidiary, Penson Financial Services Canada Inc., has an unsecured receivable from Evergreen Capital Partners Inc., a correspondent firm of Penson Canada, in the approximate amount of U.S.$25 million.
The receivable is the result of a number of transactions involving listed Canadian equity securities by Evergreen on behalf of itself and/or its customers, for which Evergreen and/or its customers have been unable to post requested margin. The Investment Industry Regulatory Organization of Canada and Penson were recently informed by Evergreen that Evergreen has ceased operations.
Penson is in the process of taking all appropriate action and pursuing all available remedies to reduce or eliminate this unsecured receivable. If Penson is unsuccessful in reducing the exposure associated with this receivable, the Company would likely incur an after tax loss in the amount of approximately U.S.$15.5 million, equal to approximately U.S.$0.59 per share.
Penson said no other correspondent or end client positions or funds are affected, and that its capital position and liquidity remain strong. With U.S.$281 million in equity as of September 30, 2008, all Penson companies remain in compliance with regulatory capital requirements in all applicable jurisdictions.
Penson has commenced an investigation of the circumstances surrounding this matter, which Penson reported to Canadian regulatory authorities, and on which Penson is actively working with the Canadian regulatory authorities.

“We deeply regret this development which is unprecedented in our history,” said Philip A. Pendergraft, Chief Executive Officer. “We are doing everything possible to learn all the facts surrounding this issue, in order to maximize the possibility of recovery, and to prevent any such issue from ever again happening.”
Conference Call Today at 9:00 AM
The Company will hold a conference call at 9:00 AM Eastern Time today to discuss the matter with investors. The call will be accessible live via a webcast on the Investor Relations section of Penson’s website located at www.penson.com. Institutional Investors can access the call via Thomson Reuters StreetEvents at www.streetevents.com. A webcast replay will be available shortly thereafter on both those sites.
About Penson Worldwide: www.penson.com
The Penson Worldwide group of companies provides execution, clearing, custody, settlement and technology infrastructure products and services to financial services firms and others servicing the global financial services industry. The Penson Worldwide group of companies includes Penson Financial Services, Inc., Penson Financial Services Canada Inc., Penson Financial Services Ltd., Nexa Technologies, Inc., Penson GHCO and Penson Asia Limited, among other companies. Headquartered in Dallas, Texas, Penson has served the clearing needs of the global financial services industry since 1995. Penson is the Flexible Choice in Global Financial Services.
Forward-Looking Statements
The statements in this news release relating to matters that are not current or historical facts are forward-looking statements. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Penson’s actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.
Contact:
Anreder & Company, Gary Fishman, 212-532-3232, gary.fishman@anreder.com, or Steven Anreder, 212-532-3232, steven.anreder@anreder.com